EXHIBIT 99.1

HSBC Finance Corporation Announces Redemption of $1 Billion Capital Securities

New York - October 29, 2015 - HSBC Finance Corporation (“HSBC Finance”) is announcing the redemption, in whole, of $1,000,000,000 aggregate liquidation amount of capital securities (ticker symbol: HSFC/35).

The capital securities are listed on the New York Stock Exchange under the above ticker symbol. The redemption date is November 30, 2015. The cash redemption price payable on the redemption date will equal $100,000 per capital security, plus an amount equal to accrued and unpaid distributions thereon to the redemption date.

The redemption announced today was approved by the Federal Reserve Bank of New York as part of HSBC North America’s planned capital actions pursuant to the 2015 Comprehensive Capital Analysis and Review (CCAR), and reflects the strategy of HSBC North America Holdings Inc. and HSBC Finance of continuing to optimize their capital structures according to U.S. Basel III.

The redemption of the capital securities is a result of the concurrent redemption by HSBC Finance of its 5.911% Junior Subordinated Deferrable Interest Notes due 2035.

Beginning on the redemption date, the redeemed securities will no longer be considered outstanding and distributions will no longer accrue on such securities.

The Bank of New York Mellon Trust Company, N.A. is the paying agent for the capital securities. The address of the paying agent is 2 N. LaSalle Street, Suite 1020, Chicago, IL 60602.

Media inquiries:
Rob Sherman     +1 212-525-6905    robert.a.sherman@us.hsbc.com

This news release is issued by
HSBC North America Holdings Inc.

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Notes to editors:
HSBC Finance Corporation, through its subsidiaries, owns and services a portfolio of residential real estate loans. HSBC Finance Corporation is a subsidiary of HSBC North America Holdings Inc.

Certain statements in this press release are "forward-looking statements" within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including without limitation the actual completion of the announced redemptions, the completion of the final analysis of the capital impact on HSBC Finance Corporation and HSBC North America Holdings Inc. and as a result of the redemptions and the factors contained in HSBC Finance Corporation’s filings with the U.S. Securities and Exchange Commission, including without limitation the "Risk Factors" section of HSBC Finance Corporation’s 2014 Annual Report on Form 10-K. Precautionary statements included in such filings should be read in conjunction with this release.

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